EXHIBIT 99.1

DK Sinopharma, Inc. Reviews its Honors of the Year 2010

XI’AN Shaanxi Province, China, January 6, 2011, DK Sinopharma, Inc. (OTCBB: DKSP) ("DK Sinopharma" or the "Company") reviewed the honors received in the year of 2010 to celebrate the achievements and successes over the past year.

In February 2010, the Company won an “Outstanding Contribution Award for the Economic Development” which was granted by the local government of Yangling Demonstration Zone.

In March 2010, the Company was assessed as “Excellent Pharmaceutical Company in Drug Quality Management in 2009” by Food and Drug Administration of Yangling Demonstration Zone.

On March 15, 2010, the Company was honored as “Shaanxi Credible Enterprise” by Shaanxi Provincial Commerce and Industry Bureau of Shaanxi Government.

In April 2010, one of the Company’s Patented Products “Ganhai Stomach Recovery Capsule” was designated as Famous-Brand Product of Shaanxi by Brand Strategy Promotion Committee of Shaanxi Government. Also, the trademark of the Company “Yaowang Mountain” is re-designated as “Famous Trademark of Shaanxi Province” by Shaanxi Provincial Commerce and Industry Bureau of the Government.

Additionally, in April 2010, the Company was elected as the Vice-Chairman Unit of Shaanxi Pharmaceutical Association while professor Dongke Zhao, the CEO and president of DK Sinopharma, Inc., was elected as the Vice-Chairman of Shaanxi Pharmaceutical Association.

In September, the Company won an “Outstanding Contribution Award for the Western Development Program of Shaanxi Province”, which was granted by Shaanxi Government, Shaanxi Commercial Association and General Chamber of Commerce of Shaanxi Province.

As of November 11, 2010, DK Sinopharma, Inc. has been designated as a Provincial Enterprise R&D Center by the Industry and Technology Information Department of Shaanxi Province and the Science and Technology Bureau of Shaanxi Province.

On December 8, 2010, DK Sinopharma, Inc. was honored at a grand awards ceremony for its designation as an "A-class taxpayer" in Shaanxi Provincial Tax Paying Credit Rating on September 30, 2010.

In July 2010，Professor Dongke Zhao, the founder and CEO of DKSP was awarded as “2010 National Excellent Member for Participation in State Politics” by National September Third Society and in December 2010 he was awarded as “Excellence Member for Participation in Provincial Politics” by Shaanxi Provincial September Third Society again.

“We were very pleased to review the great achievements the Company has made and the honors we won from the local, provincial and even the national governments in the year of 2010, which greatly reinforced the brand identity of our products in the market and eventually helped the increase of the sales revenue,” said Professor Dongke Zhao, the founder and CEO of DK Sinopharma, Inc. “the products of the Company are well- recognized by the customers for the top quality and great curative effect in Shaanxi Province as well as across the whole country. We will take this great opportunity to keep on working with all our efforts on in-house R&D as well as promotion of our brand identity in the market. When we are looking back at the past results, we are confident to say that we will make greater achievement and win more in the new year as well as the following years.”

About DK Sinopharma, Inc.

DK Sinopharma, Inc. has its headquarters in Xi'an, Shaanxi Province, China. The Company identifies, discovers, develops, manufactures and distributes both prescription and over-the counter, including both conventional and Traditional Chinese Medicines, pharmaceutical products for the treatment of some of the most common ailments and diseases. Through the Company's operating entity, Yangling Dongke Maidisen Pharmaceutical Co. Ltd., the Company currently manufactures herbal extracts and 38 pharmaceutical products in the form of capsules, tablets, granules, semisolid ointment, powder, ointment, and paste ointment. The Company focuses on providing remedies to a variety of ailments relating to respiratory, digestive, cardio-cerebral vascular, antineoplastic, bone diseases-modifying antirheumatic, gynecological, and refill nutrition systems, among others. DK Sinopharma, Inc.'s manufacturing facilities are based in the City of Yangling in Shaanxi Province. For more information see our website at http://www.dksinopharma.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the company's ability to raise additional capital to finance the company's activities; the effectiveness, profitability, and the marketability of its products; legal and regulatory risks associated with the share exchange; the future trading of the common stock of the company; the ability of the company to operate as a public company; the period of time for which its current liquidity will enable the company to fund its operations; the company's ability to protect its proprietary information; general economic and business conditions; the volatility of the company's operating results and financial condition; the company's ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the company's filings with the Securities and Exchange Commission and available on its website at http://www.sec.gov. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the company believes that the expectations expressed in these forward looking statements are reasonable, they cannot assure you that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

DK Sinopharma, Inc.

Mr. Dongke Zhao, President and Chief Executive Officer
Ms. Yanhong Ren, Chief Financial Officer
Ms. Emily Zhang, Vice President of Corporate Communications

86-29-8224-7500-8612
ir@dksinopharma.com

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